Filed pursuant to Rule 433
Registration Statement No. 333-151501
January 11, 2010
United Mexican States
Final Terms and Conditions
5.125% Global Notes due 2020

Issuer:	United Mexican States
Transaction:	5.125% Global Notes due 2020 (the "2020 Notes")
Issue currency:	U.S. dollars
Issue Size:	US$1,000,000,000
Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody's/Standard & Poor's/Fitch)
Maturity Date:	January 15, 2020
Pricing Date:	January 11, 2010, New York City time
Settlement Date:	January 15, 2010, New York City time
Coupon:	5.125%
Issue Price:	99.037%
Yield:	5.250%
Spread to Treasury:	+142.4 bps
Benchmark Treasury:	UST 3.375% due 11/19
Interest Payment	January 15 and July 15 of each year, commencing on July 15, 2010
Dates:
Optional Redemption:	Make-Whole Call at Treasuries + 20 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)
Denominations:	U.S. $2,000 and integral multiples thereof
Day Count:	30/360
Underwriters’	0.25%
Discount:
Listing:	Luxembourg Stock Exchange -- Euro MTF Market Luxembourg
CUSIP/ISIN:	91086QAY4 / US91086QAY44
Joint Bookrunners:	Banc of America Securities LLC (50.0%)
Citigroup Global Markets Inc. (50.0%)
A prospectus supplement and prospectus of Mexico, each dated July 18, 2008, are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A preliminary pricing supplement for the 2020 Notes dated January 11, 2010 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012310001509/c94536e424b2.htm.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, or Citigroup Global Markets Inc. at 1-877-858-5407 or from outside the U.S. at 212-723-6171 (call collect).
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
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